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                                  EXHIBIT 10.33
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                             LONG TERM CARE FACILITY

                              MANAGEMENT AGREEMENT


      THIS MANAGEMENT AGREEMENT (the "Agreement") made as of the 1st day of December, 1992 between CARDINAL OF KENTUCKY, INC. ("Manager") and HP/NORTH CAROLINA TV, INC. ("Owner").

                              W I T N E S S E T H:

      WHEREAS, Owner owns an approximately four acre site in Moore County, North Carolina, on which it has constructed a nursing home facility ("The Facility"); and

      WHEREAS, the Owner wishes to retain Manager under the terms of this Agreement to provide experience, skill and supervision to operate the Facility on behalf of Owner; and

      WHEREAS, Manager wishes to provide management services on behalf of Owner under and subject to the terms of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I.

                        MANAGEMENT DUTIES AND OBLIGATIONS

      1.01 Control Retained by Owner. Owner, shall at all times exercise overall control over the assets and operations of the Facility, and Manager shall perform the duties herein required to be performed by it as the agent of Owner and in accordance with the policies and directives from time to time adopted by Owner. Owner has reviewed the policies and procedures created by Manager and adopts them for use in the facility.

      1.02 Ownership of Manuals. Manager is the sole and only owner of all policy and procedure manuals.

      1.03 Management of Facility. During the term of this Agreement, Manager shall on behalf of Owner manage all aspects of the operation of the Facility, including, but not limited to, staffing, accounting, billing, collections, setting of rates and charges and general administration. In connection therewith, Manager (either directly or through supervision of employees of the Facility) shall:

            (a) Hire on behalf of manager and retain (to the extent such personnel are reasonably available in the community in which the Facility is located) an adequate staff of nurses, technicians, nurse aides, office and other employees, including and
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administrator (the "Administrator") and shall promote, direct, assign and discharge all such employees on behalf of Owner at Manager's sole discretion. All such employees shall be employees of the Manager and carried on the payroll of the Facility.

            (b) Institute and amend from time to time general salary scales, personnel policies and appropriate employees benefits for all employees on behalf of Owner. Employee benefits may include pension and profit sharing plans, insurance benefits, incentive plans for key employees and holiday, vacation, personal leave and sick leave policies.

            (c) Issue appropriate bills for services materials furnished by the Facility and use its best efforts to collect accounts receivable and monies owed to the Facility, design and maintain accounting, billing, patient and collection records; and prepare and file insurance, Medicare, Medicaid and any and all other necessary or desirable reports and claims related to revenue production. Owner hereby grants Manager the right to enforce Owner's rights as creditor under any contract or in connection with rendering any services for purposes of collecting accounts receivable and monies owed the Facility.

            (d) Order, supervise and conduct a program of regular maintenance and repair, except that any physical improvements costing in the aggregate more than $10,000 in any given year shall be subject to approval of Owner.

            (e) Purchase food, beverage, medical, cleaning and other supplies, equipment, furniture and furnishings for the account of Owner, except that the purchase of any single item which costs more than $25,000 shall be subject to approval of Owner.

            (f) Administer, supervise and schedule all patient and other services of the Facility, including the operation of food, barber/beautician and other ancillary services.

            (g) Provide necessary funds for and pay all of the accounts, payable indebtedness, taxes, insurance premiums, and all other obligations of the Facility.

            (h) Institute standards and procedures for admitting patients, for charging patients for services, and for collecting the charges from the patients or third parties.

            (i) Obtain and maintain insurance coverage for the Facility naming Owner, Manager and such other persons requested by Owner as insured as provided in Section 4.01 hereof.

            (j) Negotiate and enter into in the name of and on behalf of Manager such agreements, contracts and orders as it may deem necessary or advisable, for the furnishing of services, concessions and supplies for the operation and maintenance of the Facility.


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            (k) Negotiate on behalf of Owner with any labor union lawfully entitled to,represent employees of Owner who work at the Facility, but any collective bargaining agreement or labor contract must be submitted to Owner for its approval and execution. Manager agrees to provide owner with prompt notice of all labor negotiations.

            (l) Maintain all licenses and permits required for the operation of the facility, its contracts with third party payors and other similar governmental and nongovernmental agencies and intermediaries.

            (m) Make periodic evaluations of the performances of all departments of the Facility.

            (n) Design, establish and maintain a suitable accounting system using accounts and classifications consistent with those used in similar facilities.

            (o) Designing an adequate and appropriate public relations program.

            (p) Acquire at Manager's cost and expense all items required to properly equip and operate the facility which are not provided for by Owner.

      1.04  Reports to Owner.

            (a) Manager shall prepare and deliver to Owner within 45 days after the close of each calendar month unaudited financial statements covering the prior month and containing a balance sheet and statement of income in reasonable detail. Manager shall also provide any required assistance to the independent accountants for the Facility, who may be selected by Manager in the preparation of unaudited financial statements for the operation of the Facility.

      1.05  Bank Accounts, Working Capital.

            (a) Manager, in the Facility's name and on behalf of Owner, shall deposit in a bank account or accounts of the Manager or the Facility (the "Operating Accounts") established in Manager's name all funds received from the operations of the Facility. Manager shall provide sufficient working capital for the start up of the Facility and shall be responsible thereafter for such working capital, which shall be deposited into the Operating Accounts. Manager shall specify the signatory or signatories required on all checks or other documents of withdrawal for the Operating Accounts.

            (b) As partial consideration for entering into this Agreement, Manager hereby agrees that the Owner will not incur any operating or managing losses as a result of the operation of the Facility. The Manager agrees to provide sufficient operating capital as needed in order to operate the Facility and to pay the


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debts and obligations for the operation of the Facility as well as the Owner's
Option Fee. The revenue generated by the Facility, together with amounts funded by the Manager, will at least equal the amount necessary to pay for the operating costs, owner's option fee, and other costs associated with the ownership and operation of the Facility. In the event that funds are necessary in order to operate any deficit, the Manager will as soon as possible and not less than ten (10) days, deposit such amount into the Operating Accounts.

            1.06 Record Requirements. If it is ultimately determined that
Section 952 of the Omnibus Reconciliation Act of 1980 and final regulations promulgated thereunder apply to this Agreement:

            (a) Until the expiration of four years after the furnishings of services pursuant to this Agreement, Manager shall as provided in said Section 952, make available, upon written request, to the Secretary of Health and Human Services or upon request, to the Comptroller General of the United States or any of their duly authorized representatives, this Agreement and all books documents and records of Manager that are necessary to verify the nature and extent for the costs of any services furnished pursuant to this Agreement for which payment may be made under the Medicare program and;

            (b) If Manager carries out any of the duties of this Agreement through a subcontract with an aggregate value or cost of $ 10,000 or more over a twelve-month period with a related organization, such subcontracts, the related organization shall as provided in said Section 952 make available, upon written request, to the Secretary of Health and Human Services or upon request, to the Comptroller General of the United States or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such organization that are necessary to verify the nature and extent of the costs of any services furnished pursuant to such subcontract or subcontracts for which payment may be made under the Medicare program.

      1.07 Licenses.

            (a) Manager shall apply for, obtain and maintain all necessary licenses, permits, consents, and approvals from all governmental agencies which have jurisdiction over the operation of the Facility, Manager agrees that its management and operation of the Facility shall materially comply with representations in the Certificate of Need Application for the Facility on file with the North Carolina Department of Human Resources, Division of Facility Services and shall materially comply with all conditions placed upon the Certificate of Need.

            (b) Neither Owner nor Manager shall knowingly take any action or fail to take any action which may (1) cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the rescission or


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revocation of any necessary license, permit, consent or approval or (2)
adversely affect Owner's right to accept and obtain payments under Medicare, Medicaid, Blue Cross, or any other public or private third-party medical payment program.

            (c) Manager shall with the written approval of Owner, have the right to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Owner, the validity or application of any law, ordinance, rule, ruling, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Facility. Owner, shall cooperate with Manager in regard to any such contest, and pay in accordance with Section 1.05(b) the attorney fees incurred with respect to such contest. Counsel for any such contest shall be selected by Manager and approved by Owner.

            (d) Manager shall have the right, without the written consent of Owner, to process all third-party payment claims for the services of the Facility, including, without limitations the full right to contest to exhaustion all applicable administrative proceedings or procedures, adjustment and denials by governmental agencies or their fiscal intermediaries as third-party payors.

      1.08 Administrator. Manager shall hire for the Facility a qualified administrator (the "Administrator") of the Facility. The Administrator shall be an employee of and shall be compensated by the Manager.

      1.09 Taxes. Any federal, state or local taxes, assessments or other governmental charges properly imposed on the Facility are the obligations of the Facility and shall be paid out of the Operating Accounts of the Facility.

      1.10 Use of Manager's Personnel. An authorized representative of Manager shall visit the Facility as often as Manager deems necessary. The time spent by such arising from travel and lodging connected with such visitations shall not be charged separately to Owner, but shall be paid by Manager out of its own management fees.

      1.11 Government Regulations. Manager agrees to operate and maintain the Facility in substantial compliance with the requirements of any statue, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facility.

      1.12 Quality Controls. Manager shall implement and maintain on a continuing basis a Quality Assurance Program at the Facility and in connection therewith shall utilize such techniques as the Manager deems appropriate in order to fulfill its duties herein.

      1.13 Staff Specialist. In addition to the other managerial services provided for herein, Manager shall make available to the Facility for consultation and advice, as it deems appropriate, specialist in such fields as accounting, auditing, budgeting,


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dietary services, operations, public procedures, and third-party reimbursement.

      1.14 Performance of Services by Manager. In the performance of its services hereunder, Manager shall exercise the same standards and degree of care used by reasonable and prudent managers of nursing homes of similar size, nature and character as the Facility. Notwithstanding anything herein to the contrary, Manager shall not be deemed in violation of this Agreement, if it is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control including, without limitations, strikes, walkouts or other employee disturbances, acts of God or the promulgation of any statute, rule, regulation or order by any federal state, or local governmental or judicial agency or official, nor shall it be deemed in default or gross negligence,

      1.15 Extraordinary Services. Owner agrees that any extraordinary or specialized service recommended by Manager and approved by Owner, even if provided by Manager, may be performed for a separate fee as agreed upon by Manager and Owner in advance of the performing of such service.

      1.16 Benefits and Burdens. Owner and Manger hereby agree that all of the benefits and burdens arising out of the operation of the facility shall inure to and/or be the sole responsibility of the Manager.

                                   ARTICLE II.

                              TERMS AND TERMINATION

      2.01 Term. The term of this Agreement shall commence on the date of licensure of the Facility ("Commencement Date") and continue for three (3) years from the Commencement Date (the "Term"), unless earlier terminated by either part exercise of rights under the Option Agreement of even date herewith.

      2.02 Term for Non-Payment. Furthermore, if any payment required to be made by Manager hereunder, is not made within fifteen days (15) of its due date, then Owner shall have the right after fifteen days (15) notice to terminate this Agreement. If Owner does not receive from Manager any monthly Option Fee payment within fifteen (15) days after such payment is due, Owner, at its option may charge a late charge equal to five percent (5%) of such amount, which shall be deemed an additional expense of Manager, and such charge shall be due and payable by Manager to Owner upon notice to Manager. Further, any Option Fee payment not received within fifteen (15) days after the due date shall be considered a default by Manager under this Agreement and Option Agreement.

                                  ARTICLE III.

                                 MANAGEMENT FEE


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      3.01 Management Fee. Each month during the term hereof, Manager shall receive from Owner, and Owner shall pay to Manager as the amount due for services, a management fee equal to the Adjusted Net Income of the Facility. "Adjusted Net Income" shall mean net income or loss of the Facility determined in accordance with generally accepted accounting principles plus depreciation and amortization of deferred expenses less principal payments of the Facility's mortgage.

      3.02 Payment of Management Fees. All managements fees due hereunder shall be paid to Manager. Any late payments of management fees not made after three
(3) days written notice to Owner shall bear interest from their original due date equal to the Advance Rate (as defined in Section 5.11 hereof) until fully paid. Notwithstanding anything herein to the contrary the management fees provided under this Article III shall be subordinate and subject to the agreements of Manager provided in Section 1.05(b) above.

                                   ARTICLE IV.

                                    INSURANCE

      4.01 Insurance.

            (a) Manager shall, at its sole cost and expense, procure and maintain at all times during the term of this Agreement comprehensive general liability insurance in standard form with such insurance company or companies as may be acceptable to Owner, insuring Manager and Owner as additional insured against liability for damage or injury, including death, to property or to any person entering upon or using the premises or any of the improvements thereon, or sidewalks and walkways adjacent thereto. Such insurance as procured by the Manager shall afford immediate protection, with the limit of not less than One Millon Dollars ($1,000,000.00) in respect to any one accident or occurrence and in respect to bodily injury, death and/or property damage with a Two Millon Dollars ($2,000,000.00) aggregate limit, with not more than Ten Thousand Dollars ($10,000.00). deductible.

      Such comprehensive general liability insurance shall include blanket contractual liability coverage which insures the indemnification of Owner by Manager as set forth in this Agreement (which coverage or the amount thereof shall in no way limit such indemnification), Manager shall furnish Owner with a certificate with respect to such insurance in a form satisfactory to Landlord.

            (b) Coverage afforded under the terms of such policy or policies may, after the expiration of the first (1st) year of this Agreement, be increased, from time to time during the term, as Owner may, in his reasonable discretion, require.

            (c) If Manager fails to comply with foregoing requirements relating to insurance, Owner may obtain such insurance and Manager shall pay Owner upon demand the premium costs thereof


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plus interest at the rate of ten percent (10%) per annum from ten (10) days after the date of demand by Owner until paid by Manager.

            (d) Manager shall at its own cost during the term of this Agreement insure for benefit of Owner, Manager and other persons having an insurable interest and designated by Owner, including any mortgagee of Owner's interest in the premises, all improvements on the premises and all fixtures installed by Owner and located thereon, in an amount equal to the full replacement value of such improvements and fixtures (with replacement cost endorsement). Such policies shall contain coverage against loss, damage or destruction by fire and such other hazards as are covered and protected against at standard rates under policies of insurance, referred to and known as "special form including theft," as the same may exist, from time to time.

            (e) Such "special form including theft" shall be amounts sufficient to prevent Owner and Manager from becoming co-insurers under the terms of the applicable policies, but in any event an amount not less than ninety per cent (90%) of the then "full replacement cost." The term "full replacement cost" shall mean the actual replacement cost less physical depreciation of the building, including the foundation and excavation costs. Owner and Manager shall agree on the initial value of the premises at the commencement of this Agreement which shall be increased annually by building cost index factors as may be determined by the Marshall Stevens Valuation Guide or other appraisal source mutually agreed upon by Owner and Manager.

            (f) Manager, at its sole cost and expense, shall also maintain professional liability insurance in an amount equal to One Million Dollars ($1,000,000.00) per occurrence.

            (g) Manager, at its sole cost and expense, shall also maintain earthquake insurance coverage in an amount equal to the value of the improvements based on the valuation formula in (e) above subject to such reasonable deductibles and limitations on coverages as may apply.

            (h) Manager, at its sole cost and expense, shall maintain business interruption insurance in an amount sufficient to cover the requirements of
Section 1.05(b) of this Agreement.

            (i) All policies of insurance provided for in this paragraph shall name Owner and Manager and the holder of any mortgage on the premises as insured, as their respective interest appear, and shall otherwise comply with requirements of the mortgage, so long as not inconsistent with the terms of this Agreement.

            (j) All insurance provide for in this paragraph shall be effective under valid and enforceable policies issued by insurers which have been approved in writing by Owner, which approval shall not be unreasonably withheld. Upon execution of this Agreement and


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thereafter not less than thirty (30) days prior to the expiration dates of the expiring policies furnished pursuant to this paragraph or any other paragraph of this Agreement, an original of the policies or certificates relating thereto bearing notations evidencing the payments of premiums or accompanied by other evidence satisfactory to Owner of such payments shall be delivered by Manager to Owner.

            (k) Each policy provided for in this paragraph shall contain an agreement by the insurer that such policy shall not be canceled without at least thirty (30) days prior written notice to Owner and the holder of any mortgage of the premises and an agreement that any loss otherwise payable thereunder shall be payable notwithstanding any act of negligence of Owner or Manager which might, absent agreement, result in the forfeiture in all or part of such insurance payment.

            (l) Manager may provide any insurance required by this Agreement in the form of a blanket policy, provided that Manager shall furnish satisfactory proof of such blanket policy complies in all respects with the provisions of this Agreement, and that the coverage thereunder is at least equal to the coverage which would have been provided under separate policy covering only the premises.

            (m) Owner shall not be required to prosecute any claim against or contest any settlement proposed by any insurer provided that Manager may, at his expense, prosecute any such claim or contest any such settlement. Owner will join therein at Manager's written request only upon receipt by Owner of any indemnity from Manager against all costs, liabilities and expenses in connection with such prosecution or contest.

            (n) Insurance claims by reason of damage to or destruction of any portion of the premises shall be adjusted by Owner. Any such proceeding for adjustment shall be governed by the provisions of this Agreement.

            (o) If Manager shall default in the obtaining or maintaining of any insurance required hereunder, Owner shall have the right, but not the obligation, to take whatever action is necessary to pay all appropriate premiums to obtain or maintain such insurance, in which events any amounts paid for premiums by Owner shall be deemed additional rent and shall be paid by Manager to Owner upon demand plus ten percent (10%) per annum interest from ten (10) days after such demand until payment.

                                   ARTICLE V.

                             MISCELLANEOUS COVENANTS

      5.01 Assignment. Owner shall not assign its rights and/or obligations under this Agreement without the prior written consent of Manager, which shall not be unreasonably withheld, except to


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Owner's construction or permanent lender, in the event of foreclosure of such lender's mortgage against the Facility. Manager shall not assign its rights and/or obligations under this Agreement, without the prior written consent of Owner. Neither party shall unreasonably withhold such consents.

      5.02 Licensing: Changes and Services. Manager agrees to take or cause to be taken any and all actions necessary to be taken by it as the overall supervisor of the assets and operations of the Facility in order to maintain all required licenses, permits for the operation of the Facility and the Facility's eligibility to participate in all public or private third-party medical payment programs, including providing sufficient funds to bring the Facility in compliance with all applicable fire safety codes and other laws, regulations and orders, and to correct all structural, maintenance, procedural and staffing deficiencies as shown on the surveys and reports of governmental agencies having jurisdiction over the Facility. Manager agrees that it will not through the exercise of its overall supervisory powers substantially change the services rendered by the Facility during the term hereof without the prior written approval of Owner. Nothing contained in this Section 5.02 shall derogate from Manager's duties under Section 1.07 hereof.

      5.03 Damage or Destruction. If the Facility or any portion thereof shall be damaged or destroyed by fire or other casualty, Owner shall commence to repair, restore, rebuild or replace any such damage or destruction within sixty
(60) days upon receipt of insurance proceeds sufficient to enable Owner to rebuild or replace the damage. Upon the commencement of such work Owner shall proceed with due diligence to complete such work within a reasonable period of time.

      5.04 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

      5.05 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership, joint venture or Agreement between Owner and Manager with respect to the Facility.

      5.06 Notices. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing, and shall be deemed given when delivered by hand, or national recognized overnight courier, transmitted by cable, telephonic facsimile (fax), telegram, or mailed, postage prepaid, registered, or certified mail return receipt requested:

            (a)   to Owner by addressing the same to:

                  James R. Smith
                  Smith/Packett Med-Com, Inc.


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                  1016 2nd Street, S.W.
                  Roanoke, VA 24016

            (b)   to Manager, by addressing the same to:

                  Randall J. Bufford
                  Cardinal of Kentucky, Inc.
                  9300 Shelbyville Road
                  Suite 1300
                  Louisville, KY 40222

or to such other address or to such other person as may be designated by notice given from time to time during the term by one party to the other, Any notice hereunder shall be deemed given five (5) days after mailing, if given by mailing in the manner provided above, or on the date delivered or transmitted if given by hand, cable, fax, overnight courier, or telegraph.

      5.07 Entire Agreement: Amendments. This Agreement contains the entire agreement between the parties hereto, and no prior or written, and no contemporaneous oral representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force and effect. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Owner and Manager.

      5.08 Governing Law. This Agreement has been executed and delivered in the State of North Carolina, and all the terms and provisions hereof and the rights and obligations of the parties hereto shall be construed and enforced in accordance with the laws thereof.

      5.09 Captions and Headings. The captions and headings throughout this Agreement are for convenience and reference only, and the works contained therein shall in no way by held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Agreement nor in any way affect this Agreement.

      5.10 Authorization or Agreement. Manager and Owner represent and warrant each to the other with respect to itself, that the execution and delivery of this Agreement has been duly authorized by all respective action, will not presently or with the passage of time, the giving of notice or both result in a default under or violate or conflict with (i) the provisions of the partnership agreement or articles of incorporation and bylaws, as the case may be, of Manager of Owner, or (ii) any other agreement, mortgage, loan agreement or other contract or instrument to which either party is bound or by which any of their property or assets is subject, or (iii) any existing law, regulation, court order or consent decree to which either party is bound or any of their property or assets are subject.


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

      5.11 Indemnification. Manager agrees to indemnify, protect and hold harmless Owner from and against any and all liabilities and damages (a) arising from or out of any occurrence in, upon or at the Nursing Facility or any part thereof, or the occupancy or use by Manager of the Nursing Facility, the Personal Property or any part thereof, or occasioned wholly or in part by any act or omission of Manager, its agents, contractors, employees or invitees in connection with the Nursing Facility or the Personal Property during the term of this Management Agreement, or (b) related to any claims, assessments, chargebacks or other expenses (whether owed to or assessed by a private or governmental party) arising in connection with the operation or other use of the Nursing Facility or the Personal Property during the term of this Management Agreement. Owner agrees to indemnify, protect and hold harmless Manager from and against liabilities and damages arising from or occasioned wholly or in part by any act or omission of Owner, its agents, contractors, employees or invitees in connection with the Nursing Facility or the Personal Property during the term of this Management Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement through their duly authorized representatives, as of the day and year first above written.

                                    HP/NORTH CAROLINA IV, INC.

                                    By: /s/ James R. Smith
                                        -------------------------------
                                        Vice President

ATTEST:


/s/ Charles E. Trefzger
-----------------------------
Asst. Secretary

(Corporate Seal)

                                    CARDINAL OF KENTUCKY, INC.
                                    By: /s/ Randall Bufford
                                        ----------------------
                                        Vice  President

ATTEST:


/s/ John G. Hundley
-----------------------------
Assistant  Secretary

(Corporate Seal)


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